Exhibit 99.1

For Immediate Release: July 22, 2014

Bridge Capital Holdings Reports Financial Results

For the Second Quarter and Six Months Ended

June 30, 2014

Conference Call and Webcast Scheduled for Tuesday, July 22, 2014 at

5:00 p.m. Eastern Time

San Jose, CA – July 22, 2014 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the second quarter and six months ended June 30, 2014.

The Company reported net income of $4.3 million for the three months ended June 30, 2014, representing an increase of $551,000, or 15%, from $3.7 million for the quarter ended March 31, 2014, and representing an increase of $2.4 million, or 132%, from net income of $1.8 million for the same period one year ago.

For the quarter ended June 30, 2014, the Company reported earnings per diluted share of $0.27, compared with $0.24 for the quarter ended March 31, 2014 and $0.12 for the quarter ended June 30, 2013.

The Company reported net income of $8.0 million for the six months ended June 30, 2014, representing an increase of $2.7 million, compared to net income of $5.3 million for the same period one year ago. For the six months ended June 30, 2014, the Company reported earnings per diluted share of $0.51, compared to $0.35 for the six months ended June 30, 2013.

For the quarter ended June 30, 2014, the Company’s return on average assets and return on average equity were 1.07% and 9.98%, respectively, and compared to 0.97% and 9.09%, respectively, for the quarter ended March 31, 2014 and 0.52% and 4.79%, respectively, for the same period in 2013. For the six months ended June 30, 2014, the Company’s return on average assets and return on average equity were 1.02% and 9.55%, respectively, and compared to 0.77% and 6.99%, respectively, for the same period in 2013.

“We continue to see solid growth in revenue and earnings driven by our successful new business development efforts,” said Daniel P. Myers, president and chief executive officer of Bridge Bank, N.A. and Bridge Capital Holdings.  “During the second quarter, we continued to attract new banking relationships within our Technology and Corporate Banking groups, which resulted in 23% annualized growth in our commercial loan portfolio.  We also took a number of steps during the second quarter to enhance our ability to continue growing the Bridge Bank franchise, most notably adding several high caliber bankers – including new managers for our International Banking and SBA businesses, well known technology bankers to further penetrate our core markets, and several talented bankers to expand our office in Southern California.  We believe that the Southern California commercial market, with its numerous submarkets that have developed into technology hubs, represents a significant growth opportunity for Bridge.  We anticipate that our value proposition will resonate well in Southern California and enable us to steadily take market share, providing another source of quality loan and deposit growth in the future.”

Second Quarter Highlights

Second quarter 2014 results, compared to first quarter 2014 (unless otherwise noted), reflected strong performance across most areas of the Company’s business and included the following:

•	Total revenue of $23.2 million for the second quarter of 2014 represented an increase of $2.4 million, or 12%, from the prior quarter. Net interest income of $19.2 million for the second quarter of 2014 compared to $18.0 million for the first quarter of 2014. Non-interest income of $4.0 million for the second quarter of 2014 compared to $2.7 million for the first quarter of 2014.

•	Net interest margin increased to 5.03% for the quarter ended June 30, 2014, compared to 4.91% for the first quarter of 2014.

•	Total assets grew to $1.63 billion at June 30, 2014, with loans comprising 74% of the average earning asset mix, compared to 73% during the prior quarter. Total deposits were $1.42 billion at June 30, 2014, which included demand deposits of $979.3 million.

•	Loan growth continued to be strong, particularly in the commercial lending portfolio. Gross loans reached $1.18 billion at June 30, 2014, representing an increase of $36.0 million, or 3%, compared to gross loans of $1.14 billion at March 31, 2014. Average loan balances increased by $48.9 million, or 5%, to $1.13 billion for the second quarter of 2014, compared to $1.08 billion for the quarter ending March 31, 2014.

•	Allowance for credit losses represented 1.96% of total gross loans and 179.18% of nonperforming loans at June 30, 2014, compared to 1.98% of total gross loans and 191.51% of nonperforming loans at March 31, 2014. The provision for credit losses of $1.5 million for the second quarter of 2014 was largely attributable to the charge-off of one asset-based credit and the strong growth in the loan portfolio. Net charge-offs were $1.0 million for the period ended June 30, 2014, compared to net recoveries of $221,000 for the quarter ended March 31, 2014.

•	Nonperforming assets increased by $1.0 million to $12.9 million, or 0.79% of total assets, compared to $11.9 million, or 0.73%, of total assets at March 31, 2014.

•	Capital ratios remained strong and continued to support the Company’s growth. Total Risk-Based Capital Ratio was 14.00%, Tier I Capital Ratio was 12.74%, and Tier I Leverage Ratio was 11.74% at June 30, 2014.

Net Interest Income and Margin

Net interest income of $19.2 million for the quarter ended June 30, 2014 represented an increase of $1.2 million, or 7%, compared to $18.0 million for the quarter ended March 31, 2014, and an increase of $2.7 million, or 16%, compared to $16.6 million for the quarter ended June 30, 2013. The increase in net interest income from the prior quarter and same period in the prior year was primarily attributable to an increase in average earning assets as a result of loan growth, combined with a higher level of loan related fees. Average earning assets of $1.53 billion for the quarter ended June 30, 2014 increased $44.0 million, or 3%, compared to $1.49 billion for the quarter ended March 31, 2014, and increased $168.1 million, or 12%, compared to $1.36 billion for the same quarter in 2013. Loan fee amortization for the quarter ended June 30, 2014 was $3.5 million, compared to $2.8 million for the quarter ended March 31, 2014, and $2.7 million for the quarter ended June 30, 2013.

For the six months ended June 30, 2014, net interest income of $37.2 million represented an increase of $5.1 million, or 16%, from $32.1 million for the six months ended June 30, 2013, and was primarily attributed to an increase in average earning assets as a result of loan growth and excess liquidity generated from deposit growth, combined with a higher level of loan related fees. Average earning assets of $1.51 billion for the six months ended June 30, 2014 increased $203.8 million, or 16%, compared to $1.31 billion for the same period one year ago. Loan fee amortization for the six months ended June 30, 2014 was $6.3 million compared to $4.8 million for the same period ended June 30, 2013.

The Company’s net interest margin for the quarter ended June 30, 2014 was 5.03%, compared to 4.91% for the quarter ended March 31, 2014, and 4.87% for the same period one year earlier. The increase in net interest margin compared to the quarters ended March 31, 2014 and June 30, 2013 was primarily due to increased loan fees and a more favorable balance sheet mix. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 81.5% during the three months ended June 30, 2014, compared to an average of 81.1% for the quarter ended March 31, 2014, and an average of 79.4% for the same period of 2013. The impact on the net interest margin from increased loan fees for the three months ended June 30, 2014 compared to the prior quarter was 10 basis points. The impact on the net interest margin from increased loan fees compared to the quarter ended June 30, 2013 was 12 basis points. The negative impact of reversal or foregone interest due to nonperforming assets was 6 and 2 basis points in the second and first quarter of 2014, respectively, compared with 8 basis points in the second quarter one year earlier.

The Company’s net interest margin for the six months ended June 30, 2014 was 4.97%, compared to 4.95% for the same period one year ago. The increase in net interest margin from the prior year was primarily due to increased loan fees. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 81.3% during the six months ended June 30, 2014, compared with 79.5% for the same period of 2013. The impact on the net interest margin from increased loan fees for the six months ended June 30, 2013 compared to the same period one year ago was 9 basis points. The negative impact of reversal or foregone interest due to nonperforming assets was 5 basis points for the first six months of 2014 compared to 8 basis points for same period one year earlier.

Non-Interest Income

The Company’s non-interest income for the quarters ended June 30, 2014, March 31, 2014, and June 30, 2013 was $4.0 million, $2.7 million, and $4.8 million, respectively.

The increase in non-interest income of $1.3 million during the second quarter of 2014 compared to the first quarter of 2014 was primarily attributed to an increase in gains on sale of SBA loans and an increase in warrant income. The decrease in non-interest income of $776,000 during the second quarter of 2014 compared to the same period one year earlier was primarily attributed to a decrease in gains on sale of securities and SBA loans. For the quarter ended June 30, 2014, the Company recorded gains on sale of SBA loans of $1.1 million, compared to $213,000 for the prior quarter and $1.3 million for the same period one year earlier. Service charges on deposits increased to $978,000 during the second quarter of 2014 from $916,000 in the first quarter of 2014, and $920,000 during the same period one year earlier. The Company recognized $801,000 in international fee income during the quarter ended June 30, 2014, compared to $761,000 for the prior quarter, and $672,000 for the same period one year earlier. There were no gains on sale of securities during the current quarter, compared to only $5,000 for the quarter ended March 31, 2014, and $804,000 for same period last year. Additionally, $368,000 in Visa interchange/fee income was recognized during the second quarter of 2014, compared to $299,000 during the prior quarter and $226,000 for the same period during the prior year. The Company received warrant related income of $232,000, compared to $121,000 for the period ended March 31, 2014, and $229,000 for the same period one year earlier. Finally, the Company recognized $179,000 in SBA loan servicing income during the current quarter compared to $142,000 during the prior quarter compared to $128,000 for the same period in 2013.

Non-interest income for the six months ended June 30, 2014 and 2013 was $6.7 million and $7.7 million, respectively. The primary drivers for the decrease in non-interest income of $947,000 was a decrease in gains on sales of securities of $799,000, a decrease in gains on sales of OREO of $470,000 and a decrease in gains on sales of SBA loans of $352,000, partially offset by increases in Visa interchange/fee income of $267,000 and international fee income of $255,000.

Net interest income and non-interest income comprised total revenue of $23.2 million for the three months ended June 30, 2014, compared to $20.8 million for the three months ended March 31, 2014 and $21.3 million for the same period one year earlier. For the six months ended June 30, 2014, total revenue of $44.0 million represented an increase of $4.2 million, or 11%, from $39.8 million for the six months ended June 30, 2013.

Non-Interest Expense

Non-interest expense was $14.7 million for the quarter ended June 30, 2014, compared to $14.0 million for the quarter ended March 31, 2014, and $12.9 million for the quarter ended June 30, 2013. Overall, the increase in non-interest expenses reflects the Company’s investments in new initiatives and personnel to support future growth.

Salary and benefits expense for the quarter ended June 30, 2014 was $9.4 million, compared to $9.0 million and $8.2 million for the quarters ended March 31, 2014 and June 30, 2013, respectively. For the six months ended June 30, 2014, salary and benefits expense was $18.4 million compared to $15.7 million for the same period in 2013. The increases in salary and benefits expense for the current quarter compared to the prior quarter are primarily related to an increase in headcount to support growth. The increase in salary and benefits expense for the current period compared to the same period in the prior year is primarily related to an increase in headcount to support growth and new initiatives, combined with annual salary increases necessary to remain competitive in the Company’s core markets and increased stock-based compensation due to long-term retention awards. As of June 30, 2014 and March 31, 2014, the Company employed 242 and 235 full-time equivalents (FTE), respectively, compared to 220 FTE at June 30, 2013.

Marketing expense for the quarter ended June 30, 2014 was $671,000, compared to $619,000 and $658,000 for the quarters ended March 31, 2014 and June 30, 2013, respectively. Over the past several years we have increased our marketing investments to raise the level of visibility of our brand. To leverage this increased brand visibility, we are continuing to fund marketing and sales initiatives to accelerate demand for our banking solutions.

“Other real estate owned” and loan-related charges were $297,000 for the quarter ended June 30, 2014, compared to $329,000 and $352,000 for the quarters ended March 31, 2014 and June 30, 2013, respectively.

Regulatory assessments related to FDIC insurance for deposit balances, totaled $323,000 for the quarter ended June 30, 2014, compared to $351,000 for the quarter ended March 31, 2014 and $294,000 for the same period one year ago. Regulatory assessments fluctuate depending on asset size and other factors, including credit quality.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 63.39%, 67.64%, and 60.41% for the quarters ended June 30, 2014, March 31, 2014, and June 30, 2013, respectively.

Balance Sheet

Bridge Capital Holdings reported total assets at June 30, 2014 of $1.63 billion, compared to $1.62 billion at March 31, 2014 and $1.46 billion on the same date one year ago. The increase in total assets of $10.7 million, or 1%, from March 31, 2014 was driven by an increase in both the loan portfolio and investment securities.

The Company reported total gross loans outstanding at June 30, 2014 of $1.18 billion, which represented an increase of $36.0 million, or 3%, over $1.14 billion at March 31, 2014, and an increase of $181.0 million, or 18%, over $999.8 million at June 30, 2013. The increase in total gross loans from March 31, 2014 was primarily attributable to the growth in commercial and real estate loans. The increase in loans from June 30, 2013 was broad-based throughout the portfolio, with the most significant growth reflected in the commercial lending portfolio.

The Company’s total deposits were $1.42 billion as of June 30, 2014, which represented an increase of $7.8 million, or 1%, compared to $1.42 billion at March 31, 2014 and an increase of $147.1 million, or 12%, compared to $1.28 billion at June 30, 2013. The increase in deposits from March 31, 2014 was primarily attributable to an increase in Money Market and Savings accounts, while the increase from June 30, 2013 was primarily attributable to growth in non-interest bearing demand deposit accounts.

Demand deposits represented 68.8% of total deposits at June 30, 2014, compared to 69.9% at March 31, 2014 and 62.6% for the same period one year ago. Core deposits represented 97.6% of total deposits at June 30, 2014, compared to 97.0% at March 31, 2014 and 96.0% at June 30, 2013.

Credit Quality

Nonperforming assets were $12.9 million, or 0.79% of total assets, as of June 30, 2014, compared to $11.9 million, or 0.73% of total assets, as of March 31, 2014, and $16.2 million, or 1.11% of total assets, at June 30, 2013. The nonperforming assets at June 30, 2014 consisted of loans on nonaccrual or 90 days or more past due totaling $12.9 million and OREO valued at $23,000.

Nonperforming loans at June 30, 2014 were comprised of loans with legal contractual balances totaling approximately $18.6 million reduced by $2.1 million received in non-accrual interest and impairment charges of $3.6 million which have been charged against the allowance for credit losses.

Nonperforming loans were $12.9 million, or 1.09% of total gross loans, as of June 30, 2014, compared to $11.8 million, or 1.03% of total gross loans, as of March 31, 2014, and $16.2 million, or 1.62% of total gross loans, at June 30, 2013. The increase in non-performing loans from prior quarter was primarily attributable to one commercial relationship.

The carrying value of OREO was $23,000 as of June 30, and March 31, 2014, and was $31,000 at June 30, 2013.

The allowance for loan losses was $23.1 million, or 1.96% of total loans, at June 30, 2014, compared to $22.7 million, or 1.98% of total loans, at March 31, 2014, and $20.5 million, or 2.05% of total loans, at June 30, 2013. The provision for credit losses was $1.5 million for the second quarter of 2014, compared to $500,000 for the quarter ended March 31, 2014 and $5.1 million for the same period one year ago.

The Company charged-off $1.3 million in loan balances during the three months ended June 30, 2014, compared to $465,000 charged-off during the three months ended March 31, 2014, and $5.4 million charged-off during the three months ended June 30, 2013.

During the three months ended June 30, 2014, the Company recognized $222,000 in loan recoveries compared to $686,000 and $26,000, respectively, in loan recoveries for the three months ended March 31, 2014 and June 30, 2013.

Capital Adequacy

The Company’s capital ratios at June 30, 2014 substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 14.00%, a Tier I Risk-Based Capital Ratio of 12.74%, and a Tier I Leverage Ratio of 11.74%. Additionally, the Company’s tangible common equity ratio at June 30, 2014 was 10.66% and book value per common share was $10.93, representing an increase of $0.35, or 3.3%, from $10.58 at March 31, 2014 and an increase of $1.14, or 11.7%, from $9.79 at June 30, 2013.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 888-317-6016 from the United States, or 412-317-6016 from outside the United States and asking to be joined to the “Bridge Capital Holdings” conference call. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through July 30, 2014, by dialing 877-344-7529 from the United States, or 412-317-0088 from outside the United States, and entering access code 10049539. A webcast replay will be available for at least 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Recognized by SNL Financial on their 2012's Top 100 Performing Banks with assets between $500 million and $5 billion, and designated "Superior" by BauerFinancial and IDC, Bridge Bank is a full-service professional business bank founded in the highly competitive climate of Silicon Valley in 2001. From the very beginning, our goal has been to offer small-market and middle-market businesses from across many industries a better way to bank. We provide a surprisingly broad range of financial solutions, enabling us to meet our clients' varied needs across all stages — from inception to IPO and beyond. It's how we go about doing so that differentiates us from our competition.

For additional information, visit the Bridge Bank website at www.bridgebank.com or follow us @BridgeBank.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

- Financial Tables Follow -

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands)

	Three months ended			Six months ended
	06/30/14	03/31/14	06/30/13	06/30/14	06/30/13

INTEREST INCOME
Loans	$18,192	$17,047	$15,926	$35,239	$30,397
Federal funds sold	84	78	69	162	112
Investment securities	1,494	1,502	1,221	2,996	2,855
Other	1	-	-	1	-
Total interest income	19,771	18,627	17,216	38,398	33,364

INTEREST EXPENSE
Deposits	276	338	367	614	705
Other	268	269	272	537	539
Total interest expense	544	607	639	1,151	1,244

Net interest income	19,227	18,020	16,577	37,247	32,120
Provision for credit losses	1,500	500	5,300	2,000	6,050
Net interest income after provision for credit losses	17,727	17,520	11,277	35,247	26,070

NON-INTEREST INCOME
Service charges on deposit accounts	978	916	920	1,894	1,793
International Fee Income	801	761	672	1,562	1,307
Gain on sale of SBA loans	1,113	213	1,278	1,326	1,678
Other non-interest income	1,088	858	1,886	1,946	2,897
Total non-interest income	3,980	2,748	4,756	6,728	7,675

OPERATING EXPENSES
Salaries and benefits	9,414	9,015	8,155	18,429	15,715
Premises and fixed assets	1,225	1,238	997	2,463	1,979
Other	4,073	3,794	3,736	7,867	7,052
Total operating expenses	14,712	14,047	12,888	28,759	24,746

Income before income taxes	6,995	6,221	3,145	13,216	8,998
Income tax expense	2,728	2,505	1,302	5,233	3,734

NET INCOME	$4,267	$3,716	$1,843	$7,983	$5,264

EARNINGS PER SHARE
Basic earnings per share	$0.29	$0.25	$0.13	$0.54	$0.37
Diluted earnings per share	$0.27	$0.24	$0.12	$0.51	$0.35
Average common shares outstanding	14,778,624	14,646,573	14,427,497	14,712,963	14,419,229
Average common and equivalent shares outstanding	15,545,090	15,462,649	15,113,187	15,510,201	15,090,598

PERFORMANCE MEASURES
Return on average assets	1.07%	0.97%	0.52%	1.02%	0.77%
Return on average equity	9.98%	9.09%	4.79%	9.55%	6.99%
Efficiency ratio	63.39%	67.64%	60.41%	65.40%	62.18%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	06/30/14	03/31/14	12/31/13	09/30/13	06/30/13

ASSETS
Cash and due from banks	$33,796	$30,799	$23,958	$31,439	$25,387
Federal funds sold	82,635	123,724	162,379	116,640	142,310
Interest-bearing deposits	326	326	326	326	326
Investment securities	295,205	281,527	307,378	281,741	258,090
Loans:
Commercial	664,806	628,190	585,559	537,822	514,363
SBA	116,862	117,967	106,406	106,383	93,839
Real estate construction	70,232	62,360	51,518	43,289	47,410
Land and land development	16,658	13,554	13,572	12,576	12,696
Real estate other	130,000	129,447	122,063	128,445	142,139
Factoring and asset-based lending	176,101	187,319	192,783	178,901	184,289
Other	6,146	5,923	5,730	6,541	5,086
Loans, gross	1,180,805	1,144,760	1,077,631	1,013,957	999,822
Unearned fee income	(3,845)	(4,701)	(4,727)	(4,441)	(4,302)
Allowance for credit losses	(23,116)	(22,665)	(21,944)	(20,969)	(20,470)
Loans, net	1,153,844	1,117,394	1,050,960	988,547	975,050
Premises and equipment, net	3,587	2,850	2,081	1,856	1,977
Accrued interest receivable	4,323	4,390	4,323	4,088	3,981
Other assets	53,457	55,428	52,707	49,357	56,201
Total assets	$1,627,173	$1,616,438	$1,604,112	$1,473,994	$1,463,322

LIABILITIES
Deposits:
Demand noninterest-bearing	$970,941	$981,406	$954,727	$819,784	$789,382
Demand interest-bearing	8,373	8,404	11,115	9,213	9,761
Money market and savings	410,565	384,364	391,310	403,916	426,539
Time	33,833	41,782	48,940	48,909	50,932
Total deposits	1,423,712	1,415,956	1,406,092	1,281,822	1,276,614

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Accrued interest payable	8	9	10	10	10
Other liabilities	12,521	15,189	17,736	17,907	15,208
Total liabilities	1,453,768	1,448,681	1,441,365	1,317,266	1,309,359

SHAREHOLDERS' EQUITY
Common stock	114,053	113,081	112,714	112,120	110,883
Retained earnings	59,929	55,662	51,946	46,926	42,499
Accumulated other comprehensive income /(loss)	(577)	(986)	(1,913)	(2,318)	581
Total shareholders' equity	173,405	167,757	162,747	156,728	153,963
Total liabilities and shareholders' equity	$1,627,173	$1,616,438	$1,604,112	$1,473,994	$1,463,322

CAPITAL ADEQUACY
Tier I leverage ratio	11.74%	11.71%	11.61%	11.84%	11.71%
Tier I risk-based capital ratio	12.74%	12.51%	12.70%	13.76%	13.41%
Total risk-based capital ratio	14.00%	13.76%	13.96%	15.01%	14.80%
Total equity/ total assets	10.66%	10.38%	10.15%	10.63%	10.52%
Book value per common share	$10.93	$10.58	$10.26	$9.94	$9.79

Outstanding shares	15,868,525	15,854,180	15,859,098	15,763,343	15,734,460

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended June 30,
	2014			2013

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$1,131,856	6.45%	$18,192	$984,030	6.49%	$15,926
Federal funds sold	115,636	0.29%	84	117,134	0.24%	69
Investment securities	285,180	2.10%	1,494	263,395	1.86%	1,221
Other	326	1.23%	1	313	0.00%	-
Total interest earning assets	1,532,998	5.17%	19,771	1,364,872	5.06%	17,216

Noninterest-earning assets:
Cash and due from banks	26,574			25,831
All other assets (3)	34,786			38,268
TOTAL	$1,594,358			$1,428,971

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$9,541	0.04%	$1	$11,191	0.04%	$1
Money market and savings	390,699	0.22%	217	429,403	0.28%	301
Time	42,233	0.55%	58	49,423	0.53%	65
Other	17,527	6.13%	268	20,824	5.24%	272
Total interest-bearing liabilities	460,000	0.47%	544	510,841	0.50%	639

Noninterest-bearing liabilities:
Demand deposits	946,964			748,794
Accrued expenses and
other liabilities	15,981			15,082
Shareholders' equity	171,413			154,254
TOTAL	$1,594,358			$1,428,971

Net interest income and margin		5.03%	$19,227		4.87%	$16,577

(1)	Loan fee amortization of $3.5 million and $2.7 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $22.8 million and $19.3 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended June 30,			Three months ended March 31,
	2014			2014

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$1,131,856	6.45%	$18,192	$1,082,993	6.38%	$17,047
Federal funds sold	115,636	0.29%	84	113,062	0.28%	78
Investment securities	285,180	2.10%	1,494	292,594	2.08%	1,502
Other	326	1.23%	1	326	0.00%	-
Total interest earning assets	1,532,998	5.17%	19,771	1,488,975	5.07%	18,627

Noninterest-earning assets:
Cash and due from banks	26,574			26,549
All other assets (3)	34,786			31,504
TOTAL	$1,594,358			$1,547,028

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$9,541	0.04%	$1	$8,568	0.05%	$1
Money market and savings	390,699	0.22%	217	388,723	0.29%	277
Time	42,233	0.55%	58	43,416	0.56%	60
Other	17,527	6.13%	268	27,805	3.92%	269
Total interest-bearing liabilities	460,000	0.47%	544	468,512	0.53%	607

Noninterest-bearing liabilities:
Demand deposits	946,964			895,265
Accrued expenses and
other liabilities	15,981			17,439
Shareholders' equity	171,413			165,812
TOTAL	$1,594,358			$1,547,028

Net interest income and margin		5.03%	$19,227		4.91%	$18,020

(1)	Loan fee amortization of $3.5 million and $2.8 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $22.8 million and $22.5 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Six months ended June 30,
	2014			2013

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$1,107,560	6.42%	$35,239	$939,547	6.52%	$30,397
Federal funds sold	114,356	0.29%	162	95,595	0.24%	112
Investment securities	288,866	2.09%	2,996	271,874	2.12%	2,855
Other	326	0.62%	1	321	0.00%	-
Total interest earning assets	1,511,108	5.12%	38,398	1,307,337	5.15%	33,364

Noninterest-earning assets:
Cash and due from banks	26,561			25,229
All other assets (3)	33,155			37,829
TOTAL	$1,570,824			$1,370,395

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$9,057	0.02%	$1	$10,351	0.02%	$1
Money market and savings	389,717	0.26%	495	395,228	0.29%	574
Time	42,821	0.56%	118	48,523	0.54%	129
Other	22,637	4.78%	537	20,621	5.28%	540
Total interest-bearing liabilities	464,232	0.50%	1,151	474,723	0.53%	1,244

Noninterest-bearing liabilities:
Demand deposits	921,257			728,271
Accrued expenses and
other liabilities	16,707			15,565
Shareholders' equity	168,628			151,836
TOTAL	$1,570,824			$1,370,395

Net interest income and margin		4.97%	$37,247		4.95%	$32,120

(1)	Loan fee amortization of $6.3 million and $4.8 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $22.6 million and $19.6 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)

(Dollars in Thousands)

	06/30/14	03/31/14	12/31/13	09/30/13	06/30/13

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$22,665	$21,944	$20,969	$20,470	$20,543
Provision for credit losses, quarterly	1,500	500	-	-	5,300
Charge-offs, quarterly	(1,271)	(465)	(850)	(1,660)	(5,399)
Recoveries, quarterly	222	686	1,825	2,159	26
Balance, end of period	$23,116	$22,665	$21,944	$20,969	$20,470

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$12,901	$11,835	$15,115	$15,533	$16,160
Loans with principal or interest contractually past
due 90 days or more and still accruing interest	-	-	-	-	-
Nonperforming loans	12,901	11,835	15,115	15,533	16,160
Other real estate owned	23	23	31	31	31
Nonperforming assets	$12,924	$11,858	$15,146	$15,564	$16,191

Loans restructured and in compliance with
modified terms	5,502	5,535	5,569	5,652	5,708
Nonperforming assets and restructured loans	$18,426	$17,393	$20,715	$21,216	$21,899

Nonperforming Loans by Asset Type:
Commercial	$2,740	$59	$452	$95	$195
SBA	1,962	1,746	1,738	1,770	1,884
Construction	-	-	-	-	-
Land	-	-	4	5	7
Other real estate	6,882	7,159	7,290	7,549	10,390
Factoring and asset-based lending	1,317	2,871	5,631	6,114	3,684
Other	-	-	-	-	-
Nonperforming loans	$12,901	$11,835	$15,115	$15,533	$16,160

ASSET QUALITY
Allowance for credit losses / gross loans	1.96%	1.98%	2.04%	2.07%	2.05%
Allowance for credit losses / nonperforming loans	179.18%	191.51%	145.18%	135.00%	126.67%
Nonperforming assets / total assets	0.79%	0.73%	0.94%	1.06%	1.11%
Nonperforming loans / gross loans	1.09%	1.03%	1.40%	1.53%	1.62%
Net quarterly charge-offs / gross loans	0.09%	-0.02%	-0.09%	-0.05%	0.54%